Exhibit 10.5

FORM OF VOTING AGREEMENT AND PROXY

This Voting Agreement (this “Agreement”), dated as of December 19, 2014, is entered into by and between WMI Holdings Corp., a Washington corporation (the “Company”), and the signatory hereto (the “Shareholder”).

WHEREAS, the Company is conducting an offering (the “Offering”) of 600,000 aggregate shares of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”);

WHEREAS, upon the closing of the Offering, the Shareholder is expected to acquire that number of shares of the Series B Preferred Stock in the Offering as set forth on Schedule A hereto, representing the right to vote, on an as-converted basis, that number of shares of the common stock of the Company (the “Common Stock”) set forth on Schedule A hereto;

WHEREAS, following the Offering, the Company intends to hold a special meeting of the shareholders of the Company at which the shareholders shall vote whether to approve (i) the Company’s reincorporation from the state of Washington to Delaware pursuant to that certain Agreement and Plan of Merger to be entered into by and between the Company and a newly formed, wholly owned Delaware subsidiary of the Company (“Newco”) (the “Merger Agreement”) (as the same may be amended from time to time in accordance with its terms), in accordance with which (and subject to the terms and conditions set forth therein) the Company would merge with and into Newco, with Newco continuing as the surviving corporation in the merger, (ii) an increase of the size of the Company’s board of directors from 7 to up to 11 members and (iii) an increase in the number of authorized shares of Common Stock from 500,000,000 to 1,000,000,000, which amount shall be sufficient to permit the mandatory conversion of all the issued and outstanding shares of the Series B Preferred Stock (collectively, the “Reincorporation”); and

WHEREAS, the Company must offer to redeem all outstanding shares of the Series B Preferred Stock if the Reincorporation is not consummated within 180 days of the date of issuance of the Series B Preferred Stock.

NOW, THEREFORE, in connection with the purchase of the Series B Preferred Stock by the Shareholder and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as of the date of this Agreement as follows:

1.1. Title to Certain Shares. The Shareholder is the record or beneficial owner of those shares of Common Stock and the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) as set forth set forth on Schedule A hereto (collectively, the “Shares”).

1.2. Voting Matters. Other than any restrictions contained in the Company’s amended and restated articles of incorporation or amended and restated bylaws, the Shareholder has the sole power to vote or cause to be voted those shares of Common Stock and Series A Preferred Stock set forth on Schedule A hereto, and as of the closing of the Offering is expected to have the sole power to vote or cause to be voted those shares of Series B Preferred Stock set forth on Schedule A hereto (such shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock set forth on Schedule A hereto, collectively, the “Shares”), with respect to the matters specified in Section 4.1 hereof, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote such Shares, except as may exist by reason of this Agreement. In furtherance (and not in limitation) of the foregoing, the Shareholder represents and warrants to the Company that all proxies heretofore given in respect of any of its Shares, if any, are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof.

1.3. Organization. The Shareholder is duly organized, validly existing, and in good standing (or the equivalent concept to the extent applicable) under the laws of the jurisdiction of its incorporation, formation or organization.

1.4. Authority Relative to this Agreement. The Shareholder has all requisite corporate, company, partnership or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by the Shareholder and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate, partnership, company or other similar action on behalf of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to the Enforceability Exceptions. “Enforceability Exceptions” means the extent to which enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

1.5. No Conflict. The execution and delivery of this Agreement by the Shareholder does not, and the performance of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, (a) except for the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), require any consent or approval by, filing with, or notification to, any governmental authority or any other person, by the Shareholder, (b) violate or conflict with or result in any breach of any provision of the organizational documents of the Shareholder, (c) violate or conflict with or result in any breach of or default (with or without notice or lapse of time or both) under or give to any other person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, or result in the creation of any claims, liens, encumbrances or restrictions on the right to vote the Shares pursuant to, any agreement to which the Shareholder is a party or any instrument, permit, concession, franchise or license of the Shareholder or (d) violate or conflict with any law, rule or regulation applicable to the Shareholder or to the Shareholder’s properties or assets, except in the case of the foregoing clauses (a), (c) and (d)

only, for any of the foregoing as would not reasonably be expected to materially impair or restrict the Shareholder’s ability to perform its obligations under this Agreement.

1.6. Reliance by the Company. The Shareholder understands and acknowledges that the Company intends to hold a special meeting of the shareholders of the Company at which the shareholders shall vote whether to approve the Reincorporation in reliance upon the Shareholder’s execution and delivery of this Agreement.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Shareholder as of the date of this Agreement as follows:

2.1. Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Washington.

2.2. Authority Relative to this Agreement. The (a) Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement and (b) execution and delivery of this Agreement by the Company and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary and appropriate corporate action. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.3. No Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, (a) except for the applicable requirements of the Exchange Act, require any consent or approval by, filing with, or notification to, any governmental authority or any other person, by the Company or any of its subsidiaries, (b) violate or conflict with or result in any breach of any provision of the charter or bylaws or other equivalent organizational documents of the Company or any of its subsidiaries, (c) violate or conflict with or result in any breach of or default (with or without notice or lapse of time or both) under or give to any other person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, any agreement to which the Company or any of its subsidiaries is a party or any instrument, permit, concession, franchise or license of the Company or any of its subsidiaries or (d) violate or conflict with any law, rule or regulation applicable to the Company, its subsidiaries or their respective properties or assets, except, in the case of the foregoing clauses (a), (c) and (d) only for any of the foregoing as would not reasonably be expected to materially impair or restrict the Company’s ability to perform its obligations under this Agreement.

SECTION 3. No Other Proxies. The Shareholder hereby covenants and agrees that, except as otherwise specifically contemplated or permitted by this Agreement (including Section 4.1), the Shareholder shall not, and shall not offer or agree to, grant any proxy or power of attorney with respect to, deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise, any Shares held by the Shareholder or any interest therein or any other securities held by the Shareholder convertible into or exercisable for any Shares, in all cases, to the extent any such proxy, power of attorney, voting trust, or voting arrangement would conflict with the Shareholder’s obligations under this Agreement.

SECTION 4. Voting Agreement; Proxy.

4.1. Voting Agreement. The Shareholder hereby agrees that, from the date hereof through the date of the vote of the shareholders of the Company on the Reincorporation (whether as in the form of one or more proposals) (the “Voting Period”), at any meeting of the Company shareholders and at every adjournment or postponement thereof, or in any action by written consent of the Company shareholders, the Shareholder shall (x) appear in person or by proxy at any meeting of shareholders of the Company, however called, and at every adjournment or postponement thereof, or otherwise cause the Shares to be counted as present for purposes of establishing a quorum, and (y) vote (or cause to be voted) all of its Shares (it being understood that any shares of Common Stock underlying any warrants to purchase Common Stock that have not been exercised as of the date of such vote will not be eligible to so vote):

(a) in favor of adoption of the Merger Agreement, and approval of the terms thereof, and in favor of the Reincorporation and the other transactions contemplated thereby;

(b) in favor of adoption of any proposal in respect of which the Company board of directors has (i) determined is designed to facilitate the consummation of the Reincorporation, (ii) disclosed the determination described in clause (i) in the Company’s proxy materials or other written materials disseminated to all of the Company shareholders and (iii) recommended to be adopted by the Company shareholders; and.

(c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or in connection with the Offering or the Reincorporation.

4.2. Grant of Proxy.

(a) In furtherance of Section 4.1 of this Agreement, subject to Sections 4.2(b) and 4.2(d) hereof and the proviso set forth below, the Shareholder hereby irrevocably grants to and appoints the Company and up to two of the Company’s designated representatives (the “Authorized Parties”), and each of them individually, as the Shareholder’s proxy (with full power of substitution and resubstitution) to the full extent of the Shareholder’s voting rights with respect to its Shares for and in the name, place and stead of the Shareholder, to attend all meetings of the Company shareholders and at every adjournment and postponement thereof, and to vote the Shares at any meeting of the Company shareholders and at every adjournment and postponement thereof, or in any action by written consent of the Company shareholders, during the Voting Period solely on the matters and in the manner specified in Section 4.1 hereof, in each case subject to applicable law (the “Proxy”); provided that in the case of any meeting of the Company shareholders during the Voting Period at which a matter described in Section 4.1 is to be considered, the Shareholder’s grant of the Proxy contemplated by this Section 4.2(a) shall be effective if, and only if, the Shareholder has not delivered to the secretary of the Company at least three business days prior to such meeting a duly executed proxy card previously approved by the Company (such approval shall not be unreasonably withheld or delayed) voting the Shareholder’s Shares in the manner specified in Section 4.1. For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the Company shareholders during the Voting Period with respect to the matters set forth in Section 4.1.

(b) It is hereby agreed that the Authorized Parties will use the Proxy granted by the Shareholder solely in accordance with applicable law and will only vote the Shares subject to the Proxy with respect to the matters and in the manner specified in Section 4.1 hereof. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 4.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of the Shares and any other vote by the Shareholder of its Shares during the Voting Period.

(c) The Shareholder hereby affirms that the irrevocable Proxy is given in connection with, and in consideration of, the execution of the Merger Agreement by the Company, and that the Proxy will be given to secure the performance of the duties of such Shareholder under this Agreement specified in Section 4.1.

(d) The grant of the Proxy pursuant to this Section 4.2 is coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder with respect to the matters specified in Section 4.1. Any Proxy granted hereunder shall automatically terminate, without any further action required by any person, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, at the end of the Voting Period.

(e) The Shareholder hereby agrees that it will not intentionally take any action or fail to take any action with the primary purpose of causing the Company to fail to recognize the Proxy.

SECTION 5. Additional Agreements.

(a) Additional Shares. In the event of a share dividend or distribution, or any change in the Shares by reason of any share dividend or distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Shares, the term “Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. For the avoidance of doubt, it is the intent of the parties that all Shares or other securities convertible into or exercisable for any shares of Common Stock acquired by the Shareholder from the date of this Agreement through the Voting Period be subject to the provisions of this Agreement.

(b) Ownership Changes. Until the earlier to occur of (i) the end of the Voting Period and (ii) the date that is 180 days from the date of this Agreement, the Shareholder hereby covenants and agrees to promptly notify the Company of any change with respect to the record or beneficial ownership of Shares held by the Shareholder set forth on Schedule A hereto.

SECTION 6. Further Assurances. The Shareholder shall, from time to time, perform such further acts and execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may reasonably request in writing for the purpose of effectuating the matters covered by this Agreement or that are necessary to vest in the Company the power to carry out and give effect to the provisions of this Agreement.

SECTION 7. Termination. This Agreement and the obligations hereunder shall automatically terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) a written agreement between the Company and the Shareholder to terminate this Agreement, (c) the end of the Voting Period and (d) the date that is 180 days from the date of this Agreement. The representations, warranties, obligations and agreements of the parties contained in this Agreement shall not survive any termination of this Agreement; provided that in the event this Agreement is terminated under clause (a) of the preceding sentence, no party shall be relieved from its liability for any breach of its obligations hereunder committed prior to such termination. For the avoidance of doubt, unless already ended, the Voting Period will automatically end when this Agreement is terminated in accordance with this Section 7.

SECTION 8. Miscellaneous.

8.1. Dissenters’ Rights. The Shareholder hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any dissenters’ rights pursuant to Chapter 23B.13 of the Washington Business Corporation Act.

8.2. Publication. The Shareholder hereby permits the Company to publish and disclose in any proxy statement or prospectus (including any document or schedule filed with the Securities and Exchange Commission) or any other regulatory filings in connection with the Reincorporation, the Shareholder’s identity and ownership of the Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

8.3. Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, including the Proxy, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the Merger Agreement, this Agreement shall control. This Agreement is intended to create a contractual relationship between the Shareholder, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto. Without limiting the generality of the foregoing, the Shareholder agrees that: (i) it is entering into this Agreement solely on its own behalf and, except as expressly set forth in this Agreement, shall not have any obligation to perform on behalf of any other Company shareholder and (ii) by entering into this Agreement, it does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law, rule or regulation with any other Company shareholder.

(b) This Agreement is not intended to, and shall not, confer upon any person not a party hereto any rights or remedies hereunder, provided, however, that Newco is an intended third party beneficiary of this Agreement, with the right to enforce this Agreement to the same extent as the Company.

8.4. Assignment; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns (including, for the avoidance of doubt, the Shareholder’s legal representatives, successors and assigns). Any purported assignment not permitted under this Section 8.4 shall be null and void.

8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.5 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.5; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To the Company:

WMI Holdings Corp.

1201 Third Avenue, Suite 3000

Seattle, WA 98101

Attn: Chad Smith

Telephone: (206) 432-8731

Fax: (206) 432-8877

with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Kerry E. Berchem, Esq.

Telephone: (212) 872-1095

Fax: (212) 872-1002

If to the Shareholder:

To the address set forth on Schedule A hereto or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered, on the date of confirmation if electronically delivered, or on that of receipt if delivered by courier.

8.6. Amendments; Waivers. At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Shareholder. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

8.7. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.7 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

8.9. Governing Law; Venue; Submission to Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10. Specific Performance. The Shareholder acknowledges and agrees that irreparable damage to the Company would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement by the Shareholder and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Company may be entitled by law or equity and the Shareholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement.

8.11. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean the Company and the Shareholder, as the case may be.

8.12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

WMI HOLDINGS CORP.

By:
Name:
Title:

[Signature Page to Voting Agreement]

[NAME OF SHAREHOLDER]

By:
Name:
Title:

[Signature Page to Voting Agreement]

Schedule A

Name and Address of Shareholder	Number of Shares of Common Stock Owned[1]	Number of Series A Preferred Shares Owned	Number of Series B Preferred Shares Expected to be Acquired at the Closing of the Offering	Total Number of Votes on an as Converted Basis

[1]	Excluding shares of Common Stock beneficially owned through (i) shares of the Series A Preferred Stock and the Series B Preferred Stock, (ii) any warrants to purchase any shares of Common Stock not yet exercised and (iii) any other convertible securities of the Company not yet exercised.